                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 8)*


                             UFP TECHNOLOGIES, INC.
                             ----------------------
                                (Name of Issuer)

                          COMMON STOCK - $.01 PAR VALUE

                                    902673102
                                    ---------
                                 (CUSIP Number)


                                DECEMBER 31, 2001
                                -----------------
              Date of Event which requires filing of this statement


Check the appropriate box to designate the rule pursuant to which this schedule is filed:


[ ]    Rule 13d-1(b)

[ ]    Rule 13d-1(c)

[x]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 Pages

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  CUSIP No. 902673102                 13G                   Page 2 of 5 pages
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                                  SCHEDULE 13G
                                 AMENDMENT NO. 8

1)       Names of Reporting Persons; S.S. or I.R.S. Identification Nos. of Above
         Persons

                          WILLIAM H. SHAW
         -----------------------------------------------------------------------

2)       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)
            --------------------------------------------------------------------

         (b)
            --------------------------------------------------------------------

3)       SEC Use Only
                     -----------------------------------------------------------

4)       Citizenship or Place of Organization  U.S.A.
                                             -----------------------------------

Number of Shares           5)   Sole Voting Power                   453,174
                                                 -------------------------------
Beneficially Owned
By Each Reporting          6)   Shared Voting Power                 118,028
                                                       -------------------------
Person With
                           7)   Sole Dispositive Power              453,174
                                                       -------------------------

                           8)   Shared Dispositive Power            118,028
                                                        ------------------------

9)       Aggregate Amount Beneficially Owned by Each Reporting Person
                                 571,202
         -----------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         -----------------------------------------------------------------------

11)      Percent of Class Represented by Amount in Row (9)        13.5%
                                                          ----------------------

12)      Type of Reporting Person (See Instructions)           IN
                                                    ----------------------------

------------------------                                 -----------------------
  CUSIP No. 902673102                 13G                   Page 3 of 5 pages
------------------------                                 -----------------------


                       SECURITIES AND EXCHANGE COMMISSION

                                  SCHEDULE 13G
                                 AMENDMENT NO. 8


Item 1   (a)    Name of Issuer:  UFP Technologies, Inc.

         (b)    Address of Issuer's Principal Executive Offices:

                         172 East Main Street
                         Georgetown, Massachusetts 01833

Item 2   (a)    Name of Person Filing:  William H. Shaw

         (b)    Address of Principal Business Office or, if none, Residence:

                         172 East Main Street
                         Georgetown, Massachusetts 01833

         (c)    Citizenship:  USA

         (d)    Title of Class of Securities:  Common Stock, $.01 par value

         (e)    CUSIP NUMBER:  902673102

Item 3 If this statement is filed pursuant to Sections 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

                                 Not Applicable

------------------------                                 -----------------------
  CUSIP No. 902673102                 13G                   Page 4 of 5 pages
------------------------                                 -----------------------


Item 4    (a)  Amount Beneficially Owned:                                571,202

          (b)  Percent of Class:                                           13.5%

          (c)  Number of Shares as to which such person has:

                         (i)     sole power to direct the vote           453,174

                         (ii)    shared power to vote or to direct the vote
                                                                         118,028


                         (iii) sole power to dispose or to direct the disposition of
                                                                         453,174

                         (iv) shared power to dispose or to direct the disposition of
                                                                         118,028

Item 5   Ownership of Five Percent or Less of a Class:

                Not Applicable

Item 6 Ownership of More than Five Percent on Behalf of Another Person:

                Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                Company:

                Not Applicable

Item 8 Identification and Classification of Members of the Group:

                Not Applicable

Item 9   Notice of Dissolution of Group:

                Not Applicable

Item 10  Certification

                (a)      Not Applicable

                (b)      Not Applicable

         After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

                             FEBRUARY 12, 2002
                             ---------------------------------------------------
                             Date


                             /S/ WILLIAM H. SHAW
                             ---------------------------------------------------
                             Signature


                             WILLIAM H. SHAW
                             ---------------------------------------------------
                             Name/Title